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                                                                   EXHIBIT 10.19

                                October 10, 2003

Michael B. Stewart, M.D.
c/o Sonus Pharmaceuticals, Inc.
22026 20th Avenue
Bothell, Washington  98021

                  Re: Change In Control Agreement

Dear Michael:

         In consideration of your continued employment with Sonus Pharmaceuticals, Inc., a Delaware corporation (the "Company"), you and the Company entered into a letter Change in Control Agreement dated May 1, 2003 (the "Prior Agreement"). For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company desire to amend and restate the Prior Agreement as set forth herein. This letter agreement (the "Agreement") amends and restates the Prior Agreement and sets forth the compensation and benefits you will be entitled to receive in the event your employment terminates in connection with a change in control of the Company under the conditions described below. This Agreement takes effect on the date set forth above.

1.       TERMINATION OF EMPLOYMENT.

         1.1. During the term of this Agreement, you will be entitled to the benefits provided in Section 2 of this Agreement in the event (A) a Change in Control has occurred; and (B) (i) you terminate your employment with the Company for Good Reason within 12 months following the Change of Control, or (ii) the Company terminates your employment for reasons other than Cause, Disability, or your death within 12 months following the Change of Control, provided you fulfill your obligations under this Agreement.

         1.2 For purposes of this Agreement, the term "Change in Control" shall mean (i) a sale of fifty percent (50%) or more of the outstanding shares of common stock of the Company; (ii) a sale of all or substantially all of the assets of the Company, or (iii) a merger, consolidation or reorganization whereby the stockholders of the Company immediately prior to the consummation of such merger, consolidation or reorganization own less than fifty percent (50%) of the outstanding shares of common stock immediately following the consummation of the merger, consolidation or reorganization.

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Michael B. Stewart, M.D.
October 10, 2003
Page 2

         1.3. For purposes of this Agreement, the term "Good Reason" shall mean any of the following, if done without your consent:

                  1.3.1. A substantial diminution in your duties and responsibilities to a level substantially beneath that of your duties and responsibilities as Senior Vice President, Chief Medical Officer other than actions that are not taken in bad faith and are remedied by the Company within thirty days after written notice by you;

                  1.3.2. A reduction by the Company in your current annual base salary unless such reduction is attributable to an across the board salary reduction for all of management personnel of the Company and then only if the percentage of your reduction is (i) not greater than 10%, and (ii) no greater than that of the other management personnel;

                  1.3.3. The Company requires the relocation of your base of employment outside the Seattle, Washington metropolitan area;

                  1.3.4. A material breach by the Company of any of the terms and provisions of this Agreement, which is not cured within 30 days of written notice by you of such breach; or

                  1.3.5. the failure of the Company to obtain a satisfactory agreement from any successor in a Change of Control to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

         1.4 For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) your willful and continued failure or refusal to perform your duties with the Company; (b) your willfully engaging in gross misconduct injurious to the Company; (c) your being convicted or pleading guilty or nolo contendere to any misdemeanor involving moral turpitude or to any felony; (d) your having materially breached any provision of this Agreement, or any agreement concerning confidentiality or ownership of inventions with the Company and failed to cure such breach to the reasonable satisfaction of the Company within thirty (30) days following written notice of breach, if such cure is possible.

         1.5. For purposes of this Agreement, the term "Disability" shall mean your inability to perform the essential functions of your position due to any physical or mental illness even with reasonable accommodation to the extent required by law, for any period of six months in the aggregate during any twelve months, provided the Company has given you a written demand to return to your full-time duties.

         1.6 Any termination of employment by you or by the Company pursuant to this Agreement shall be communicated by written Notice of Termination indicating the termination provision in this Agreement relied upon, if any. For purposes of this Agreement, the "Date of Termination" shall mean the date specified in the Notice of Termination which shall not be earlier than ten
(10) business days after the date on the Notice of Termination is given and, if applicable, the expiration of the period to cure a breach as provided in Section 1.4(d) of this Agreement.

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Michael B. Stewart, M.D.
October 10, 2003
Page 3

2.       COMPENSATION UPON TERMINATION.

         2.1. If your employment shall be terminated and you are entitled to benefits under Section 1 of this Agreement then, except as provided in Subsection 2.2, you shall receive the following benefits:

                  2.1.1. the Company shall pay to you in a lump sum within ten days following the Date of Termination (a) your base salary unpaid through the Date of Termination at the rate in effect as of the time of Notice of Termination and (b) an amount equal to the value as of the Date of Termination of the deferred portion of any bonus which has been declared but is unpaid under any incentive compensation plan or program of the Company then in effect;

                  2.1.2. the Company shall pay to you as severance pay in a lump sum within thirty days following the Date of Termination an amount equal to your highest annual base salary in effect any time during the twelve (12) month period prior to the Date of Termination; and

                  2.1.3. the Company shall maintain in full force and effect, for the continued benefit of you for one year after the Date of Termination, or, if sooner, until you are employed in a full-time capacity by another employer, all non-cash health and welfare plans and programs (excluding 401(k) or any employee bonus plans and programs or retirement plans or programs) in which you participated immediately prior to the Date of Termination provided that your continued participation is permissible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs at no cost to you. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

         2.2. Notwithstanding Section 1, the respective obligations of, and benefits afforded to, the Company and you as provided in this Section 2, shall survive termination of this Agreement.

         2.3. No compensation or benefits shall be due under this Agreement in the event your employment is terminated by you or the Company in circumstances other than those described in Section 1.1, including but not limited to a termination by you for any reason other than Good Reason, a termination by the Company for Cause, Disability, or death, or any termination that does not occur within twelve months following a Change in Control.

         2.4. To the extent that any or all of the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and, but for this Section 2.4 would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive's "base amount" (as defined in the Code). The determination of any reduction of any payment or benefits under
Section 2 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and you.

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Michael B. Stewart, M.D.
October 10, 2003
Page 4

3.       OTHER BENEFITS.

         In the event you are entitled to any compensation or benefits under this Agreement, you shall not be entitled to any other severance compensation or benefits under any other policy or agreement with the Company.

4.       PROPRIETARY INFORMATION AND UNFAIR COMPETITION.

         4.1 You acknowledge that in the course of your employment with the Company, you will be entrusted with access to extensive confidential information of the Company concerning its products and service, methods of manufacture, research and development, know-how, patents, copyrights, trademarks, and other proprietary data, as well as the identity, needs, and preferences of its customers and prospects, all of which the Company considers its legally protected trade secrets and intellectual property. You further acknowledge the highly competitive nature of the business of the Company, and the fact that unauthorized disclosure or use of such trade secrets and intellectual property would be inevitable if you were to compete with the Company or solicit competing business from its prospects and customers. You therefore agree as follows:

         4.2 Commencing on the Date of Termination, and ending one year thereafter (the "Non-Compete Period"), you will not provide goods or services to or become an employee, owner (except for passive investments of not more than three percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, consultant, advisor or director of any firm or person in any geographic area which competes with the "Business". For purposes of this Agreement, the term "Business" shall mean the specific business conducted by the Company on the Date of Termination. As of the date of this Agreement, the "Business" of the Company consists of the research, design, development, manufacture, sale or distribution of Vitamin E emulsion-based drug delivery products.

         4.3 During the Non-Compete Period, you will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which you are prohibited from engaging by paragraph 4.2 above, or to terminate such employee's employment with the Company, or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall cease to be employed by the Company or any of its affiliates for a period of at least 12 months; provided, however, that this provision shall not apply to any person who is no longer an employee of the Company or any of its affiliates as of a result of actions taken by the Company or its affiliates.

         4.4 During the Non-Compete Period, you will refrain from making any statement which has the effect of demeaning the name or the business reputation of the Company or its subsidiaries or affiliates, or any officer or employee thereof, or which materially adversely effects the best interests (economic or otherwise) of the Company, its subsidiaries or affiliates.

         4.5. It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, provisions of this Agreement shall not be rendered void,

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Michael B. Stewart, M.D.
October 10, 2003
Page 5

but shall be deemed amended to apply to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not effect the enforceability of any of the other restriction contained herein.

5.       MISCELLANEOUS.

         Any payment required under this Agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports and the like, and the Company shall use its commercially reasonable best efforts to satisfy promptly all such requirements. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by both parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the law of the State of Delaware.

6.       SUCCESSORS AND ASSIGNMENT.

         This agreement and all of your rights thereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Except as expressly provided in this Agreement, this Agreement is personal to you and may not be assigned to you. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. This Agreement shall be binding upon any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

7.       TERM OF AGREEMENT.

         This Agreement shall commence as of the date of this Agreement and shall terminate on the earliest of (i) the termination of your employment by the Company for Cause, Disability or death; (ii) your termination of employment other than for Good Reason or (iii) your reaching age 65.

8.       NO GUARANTEE OF CONTINUED EMPLOYMENT.

         This Agreement is intended solely to provide you with certain compensation and benefits in the event your employment terminates in the circumstances described in Section 1.1. Nothing in this Agreement constitutes or implies any specific term of employment. You acknowledge and agree that your employment with the Company can be terminated by you or the Company at any time with or without cause or prior warning. Nothing in this Agreement limits or supersedes any other agreements between you and the Company concerning confidentiality or ownership of intellectual property.

9.       MEDIATION

         In the event that the Company terminates you for Cause and you dispute its right to do so or you claim that your are entitled to terminate your employment for Good Reason and the Company

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Michael B. Stewart, M.D.
October 10, 2003
Page 6

disputes your right to do so, a mediator acceptable to you and the Company will be appointed within ten (10) days to assist in reaching a mutually satisfactory resolution but will have no authority to issue a binding decision. Such mediation must be concluded within 60 days of the date of termination or claim to termination. Should such mediation fail to reach an acceptable conclusion and you are successful in any litigation or settlement that issues from such dispute, you shall be entitled to receive from the Company all of the expenses incurred by you in connection with any such dispute including reasonable attorney's fees.

         If this Agreement is acceptable to you, kindly sign and return to the Company the enclosed copy of this letter.

                                         Sincerely,

                                         SONUS Pharmaceuticals, Inc.

                                         /s/ Michael A. Martino
                                         ---------------------------------------
                                         Michael A. Martino
                                         President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Michael B. Stewart, M.D.
-----------------------------
Michael B. Stewart, M.D.
Dated:  3 November 2003